SUBSIDIARIES OF REGISTRANT


Exhibit 21

            Subsidiaries Of CirTran Corporation, a Nevada corporation

1.   CirTran Corporation, a Utah corporation, dba CirTran

2. Racor Technology Corporation, a Utah Corporation, dba Racor Technology (indirectly held through CirTran Corporation, a Utah corporation)